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                                EXHIBIT NO. 21
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                        SUBSIDIARIES OF THE REGISTRANT
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     Following the Reorganization, Northwest Savings Bank will be wholly-owned by the Registrant.  The following is a list of subsidiaries of Northwest Savings
Bank:


Northwest Financial Services, Inc., a Pennsylvania corporation
Great Northwest Corporation, a Pennsylvania corporation
Northwest Consumer Discount Company, Inc., a Pennsylvania corporation which operates under this name in four locations in Western and Central Pennsylvania and also operates:
     d/b/a Northwest Finance Company in Jamestown, NY, a New York Corporation d/b/a Butler Consumer Discount Company in eight locations in Southwestern
           PA
     d/b/a Preis Consumer Discount Company in two locations in Central PA d/b/a Uniontown Financial Services in Uniontown, PA d/b/a Erie Consumer Discount in Erie, PA d/b/a Franklin Consumer Discount in Franklin, PA d/b/a Corry Consumer Discount in Corry, PA d/b/a Community Consumer Discount in Warren, PA d/b/a Thrift Financial Services in Indiana, PA d/b/a Clearfield Consumer Discount in Clearfield, PA d/b/a Titusville Consumer Discount in Clearfield, PA d/b/a Lewistown Consumer Discount in Lewistown, PA d/b/a Friendly Loan Consumer Discount in Jeannette, PA d/b/a Zelie Consumer Discount in Zelienople, PA d/b/a Johnstown Consumer Discount in Johnstown, PA d/b/a Washington Consumer Discount in Washington, PA d/b/a St. Mary's Consumer Discount in St. Marys, PA
Northwest Mortgage Corporation, a Delaware corporation
Northwest Capital Group Inc., a Pennsylvania corporation
Rid-Fed Inc., a Pennsylvania corporation
Power Funding Group, Inc., a New York corporation